This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated December 31, 2019,

Series A Prospectus Supplement dated December 31, 2019 and

Product Supplement No. STOCK-1 dated January 8, 2020)

January 22, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-234425
BofA Finance LLC Cash-Settled Equity Linked Notes Linked to the Common Stock of Charter Communications, Inc. due September 1, 2022 Fully and Unconditionally Guaranteed by Bank of America Corporation
•	The CUSIP number for the notes is 09709THH7.
•	The notes are unsecured senior notes issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. All payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes.
•	The notes are expected to price on January 22, 2020 (the “pricing date”). The notes are expected to mature on September 1, 2022, unless earlier converted (the “maturity date”).
•	The notes will bear interest at the rate of % per annum, paid semi-annually, as described in more detail below.
•	Other than the interest payments, the payments on the notes will depend on the performance of the Class A common stock of Charter Communications, Inc., par value $0.001 per share (the “Underlying Stock”).
•	The notes may be converted for cash at your option on any business day during the ten scheduled trading days immediately following each interest payment date that falls before the maturity date, subject to the conditions set forth in this pricing supplement. The notes may not be converted for cash at your option on any other date. Notes not so converted will be converted for cash automatically on the maturity date, as described below. If you convert your notes prior to the maturity date, you will not receive any payment for any accrued and unpaid interest on the Early Cash Conversion Date (as defined below), or any future interest payments.
•	All payments on the notes will be made in cash. You will not have the option to convert the notes into shares of the Underlying Stock.
•	If a Make-Whole Event (as defined below) does not occur prior to August 1, 2022, and the notes have not been previously converted for cash early, you will receive at maturity a cash payment plus any accrued but unpaid interest. The payment at maturity will be calculated based on the Final Stock Price (as defined below) of the Underlying Stock over 20 Valuation Dates (as defined below), as described below. The payment at maturity will be greater than or equal to the principal amount of the notes.
•	If a Make-Whole Event occurs on or after the settlement date (as defined below) but prior to August 1, 2022, you will receive a Make-Whole Payment (as defined below), if any, in cash on the Make-Whole Payment Date (each as defined below) equal to (a) the Make-Whole Event Intrinsic Value (as defined below) plus (b) the product of the number of Additional Shares and the Applicable Price (each as defined below), as described below. However, you will not receive any Make-Whole Payment if both (a) the average of the Final Stock Prices on the 20 relevant Valuation Dates is equal to or less than the Threshold Price (as defined below) and (b) the number of Additional Shares is zero. If a Make-Whole Event occurs on or after the settlement date but prior to August 1, 2022, investors will receive at maturity the principal amount of the notes plus accrued and unpaid interest, and will no longer have the option to convert the notes for cash prior to the maturity date.
•	The notes will not be listed on any securities exchange. The notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of $1,000.
•	The initial estimated value of the notes will be less than the public offering price. As of the date of this pricing supplement, the initial estimated value of the notes on the pricing date is expected to be between $1,010 and $1,037 per $1,000 in principal amount of notes. See the sections of this pricing supplement below, “Summary,” “Risk Factors” and “Structuring the Notes” for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
•	The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
	Per Note	Total
Public Offering Price	%	$
Underwriting Discount(1)	0.00%	$ 0.00
Proceeds (before expenses) to BofA Finance	%	$

(1) BofA Securities, Inc. (“BofAS”) will not receive any selling commission for the notes. See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” below.

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-15 of this pricing supplement, page PS-5 of the accompanying product supplement No. STOCK-1 dated January 8, 2020, page S-5 of the accompanying prospectus supplement dated December 31, 2019, and page 7 of the accompanying prospectus dated December 31, 2019. You may lose some or all of your principal amount in the notes. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about January 27, 2020 (such date of delivery, the “settlement date”) against payment in immediately available funds.

Sole Book Running Manager

BofA Securities

TABLE OF CONTENTS

Page

SUMMARY	pS-3
RISK FACTORS	pS-15
DESCRIPTION OF THE NOTES	pS-21
THE UNDERLYING STOCK	pS-26
SUPPLEMENT TO THE PLAN OF DISTRIBUTION; ROLE OF bofas AND CONFLICTS OF INTEREST	pS-29
STRUCTURING THE NOTES	pS-30
U.S. FEDERAL INCOME TAX SUMMARY	pS-31
Annex A: FORM OF EARLY CASH CONVERSION NOTICE	A-1

SUMMARY

The Cash-Settled Equity Linked Notes Linked to the Common Stock of Charter Communications, Inc. due September 1, 2022 (the “notes”) are our senior debt securities. All payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured senior debt, and the related guarantee will rank equally with all of BAC’s other unsecured and unsubordinated debt. All payments due on the notes will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. Unless earlier converted, the notes will mature on September 1, 2022.

Payments on the notes depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying Stock. The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the hedging related charges described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes as of the pricing date.

The final pricing supplement will set forth the initial estimated value of the notes as of the pricing date. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-15 and “Structuring the Notes” on page PS-29.

General:
Issuer:	BofA Finance, an indirect, wholly owned finance subsidiary of BAC.
Guarantor:	BAC.
Credit Risk:	The notes are unsecured and unsubordinated obligations of BofA Finance, the payment on which is fully and unconditionally guaranteed by BAC. All payments on the notes are subject to the credit risk of BofA Finance, as issuer of the notes, and the credit risk of BAC, as guarantor of the notes.
Pricing Date:	January 22, 2020 (expected)
Original Issue Date:	January 27, 2020 (settlement date)
Maturity Date:	September 1, 2022
Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
Underlying Stock:	The Class A Common Stock, par value $0.001, of Charter Communications, Inc. (Bloomberg ticker: CHTR). See the section entitled “The Underlying Stock.” We refer to Charter Communications, Inc. as the “Underlying Company.”
Interest Payments:
Interest Rate:	% per annum, paid semi-annually and calculated on a 30/360 basis.
Interest Payment Dates:

If the notes have not been previously converted for cash early, interest on the notes will be payable semi-annually on March 1 and September 1 of each year during the term of the notes (each such day, an “Interest Payment Date”), commencing September 1, 2020 and ending on, and including, the maturity date.

Determining the Value of the Underlying Stock:

Threshold Price:	% of the Initial Reference Price (as defined below). The actual Threshold Price will be set forth in the final pricing supplement.
Initial Reference Price:	The arithmetic average of the VWAPs (as defined below) of one share of the Underlying Stock over the five consecutive trading days immediately following the pricing date, as determined in the sole discretion of the calculation agent. The Initial Reference Price will likely differ from the VWAP and the official closing price of one share of the Underlying Stock on the pricing date. BofAS intends to notify holders of the notes of the Initial Reference Price once it has been determined, which may be by filing an amendment to the pricing supplement.
Final Stock Price:	With respect to each relevant Valuation Date, the product of the Price Multiplier and the VWAP of one share of the Underlying Stock on that Valuation Date. The Final Stock Price is subject to adjustments and determinations in the case of Market Disruption Events and other circumstances as set forth in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.
Price Multiplier:	Initially, 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock, as discussed in this pricing supplement and the product supplement, including as a result of certain cash dividends that may be paid on the Underlying Stock.
Valuation Dates:

•          For purposes of the payment at maturity, each of the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the maturity date.

•          For purposes of any payment upon optional early cash conversion, the 20 consecutive trading days beginning on, and including, the trading day immediately following the relevant Early Cash Conversion Date (as defined below).

•          For purposes of the Make-Whole Payment, each of the 20 consecutive trading days beginning on, and including, the third trading day following the Effective Date (as defined below) of the relevant Make-Whole Event.

The Valuation Dates are subject to adjustments and determinations in the case of Market Disruption Events and other circumstances as set forth in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

Cash Conversion:
Cash Conversion Feature:

The notes may be converted for cash at the option of investors during the ten scheduled trading days immediately following each interest payment date that falls before the maturity date only if specified conditions are met as set forth under “Additional Key Terms.” Notes not so converted early will be converted (for cash) automatically on the maturity date as described below.

Investors who convert their notes for cash prior to the maturity date will not receive any additional payment for any accrued and unpaid interest on the Early Cash Conversion Date (as defined below), or any future interest payments. In addition, investors will not receive their payment, if any, upon any optional early cash conversion until the Optional Early Cash Conversion Payment Date (as defined below). Investors may not convert their notes for cash prior to the maturity date if a Make-Whole Event (as defined below) occurs on or after the issue date of the notes and prior to August 1, 2022.

You may elect to convert for cash all or any portion of your notes early only if (i) a Make-Whole Event has not occurred prior to the Early Cash Conversion Date, and (ii) the product of the Price Multiplier and the Closing Market Price (each as defined in the product supplement) of the Underlying Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days immediately preceding the related interest payment date is greater than or equal to 100% of the Initial Reference Price.

If you do not comply with the procedures set forth below under “Description of the Notes—Optional Early Cash Conversion” for an early conversion, your attempt to convert the notes will be deemed ineffective. Your delivery of the notice of early conversion described below will be irrevocable.
Payment upon Optional Early Cash Conversion:

Your payment upon optional early cash conversion, for each $1,000 in principal amount of the notes, will be an amount in cash equal to the sum of the Alternative Settlement Amounts (as defined below) for each of the 20 relevant Valuation Dates and will be paid on the Optional Early Cash Conversion Payment Date.

You will lose some or all of your principal amount if you convert your notes for cash early and the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price.

Early Cash Conversion Date:	The date on which you satisfy the requirements for early cash conversion, as set forth below under “Description of the Notes—Optional Early Cash Conversion.”
Optional Early Cash Conversion Payment Date:	The second business day immediately following the relevant final Valuation Date.
Alternative Settlement Amount:	For each Valuation Date, an amount calculated as follows: $50 × (Final Stock Price on that Valuation Date / Threshold Price).
Payment of the Notes at Maturity:
Payment at Maturity:	If a Make-Whole Event does not occur prior to August 1, 2022, and the notes have not been previously converted for cash early, your payment at maturity, for each $1,000 in principal amount of the notes, in addition to any accrued but unpaid interest, will be an amount in cash equal to the sum of the Daily Values (as defined below) for each of the 20 relevant Valuation Dates. If a Make-Whole Event occurs prior to August 1, 2022, your payment at maturity, for each $1,000 in principal amount of the notes, in addition to any accrued but unpaid interest, will be an amount in cash equal to the principal amount.
Daily Values:	For each Valuation Date, the greater of: • $50; and • the Alternative Settlement Amount (as defined above) for that Valuation Date

Make-Whole Event:
Make-Whole Payment:

If a Make-Whole Event (as defined below, and includes transactions involving the acquisition of the Underlying Company) occurs on or after the issue date of the notes and prior to August 1, 2022, you will receive on the Make-Whole Payment Date a cash payment per $1,000 in principal amount of the notes equal to (a) the Make-Whole Event Intrinsic Value plus (b) the product of (i) the number of Additional Shares (determined as set forth below under “Description of the Notes—Make-Whole Event”) and (ii) the Applicable Price. You will not receive any Make-Whole Payment if both (a) the average of the Final Stock Prices on the 20 relevant Valuation Dates is equal to or less than the Threshold Price and (b) the number of Additional Shares is zero.

The notes will remain outstanding following the Make-Whole Event and payment, if any, of the Make-Whole Payment, and you will continue to receive interest payments on each interest payment date.  However, holders notes may not convert their notes for cash pursuant to the Cash Conversion Feature described above, and we will only pay at maturity of the notes the amount described below in “Payment at Maturity Following a Make-Whole Event.”

Make-Whole Payment Date:	The third business day immediately following the relevant final Valuation Date.

Make-Whole Event Intrinsic Value:	The sum of the Alternative Settlement Amounts (as defined above) for each of the 20 relevant Valuation Dates minus $1,000. In no event will the Make-Whole Event Intrinsic Value be less than $0.
Applicable Price:	For any Make-Whole Event, (i) if the consideration paid to holders of the Underlying Stock in connection with such Make-Whole Event described in clause (i) of the definition thereof consists exclusively of cash, the amount of such cash per share of the Underlying Stock, and (ii) in all other cases, the average of the Closing Market Prices of the Underlying Stock for the ten consecutive trading days immediately preceding the applicable Effective Date, in each case multiplied by the then-current Price Multiplier.
Payment at Maturity Following a Make-Whole Event:	If a Make-Whole Event occurs on or after the issue date of the notes but prior to August 1, 2022, you will receive at maturity the principal amount plus accrued and unpaid interest.
Additional Roles of BofAS:
Calculation Agent:	BofAS, an affiliate of the BofA Finance.
Selling Agent:	BofAS

The pricing date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

You should read carefully this entire pricing supplement, the product supplement, prospectus supplement and the prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or BofAS is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus is accurate only as of the date on their respective front covers.

Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above documents may be accessed at the following links:

•	Product supplement STOCK-1 dated January 8, 2020:

https://www.sec.gov/Archives/edgar/data/70858/000119312520003612/d862730d424b5.htm

•	Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019:

https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm

Notice to Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement or the above-noted product supplement STOCK-1, Series A MTN prospectus supplement or prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), BofAS not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hypothetical Payments on the Notes

The table and hypothetical examples set forth below assume an Initial Reference Price of $510.00, a Threshold Price of $624.75 (equal to 122.5% of the hypothetical Initial Reference Price) and that the Final Stock Price for each of the 20 relevant Valuation Dates is as specified below. Because the Initial Reference Price will be the arithmetic average of the VWAPs of one share of the Underlying Stock over the five consecutive trading days immediately following the pricing date, the Initial Reference Price and Threshold Price will not be determined until after that fifth consecutive trading day.

For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below.

The hypothetical payments set forth below are for illustrative purposes only and may not be the actual payments applicable to the notes. The actual returns applicable to a purchaser of the notes will depend on whether a Make-Whole Event occurs and, if a Make-Whole Event does not occur, the Final Stock Price of the Underlying Stock on each Valuation Date, the actual Threshold Price, as well as whether an optional early cash conversion occurs. If a Make-Whole Event does not occur, the payment at maturity or upon optional early cash conversion (excluding accrued but unpaid interest) will be determined over 20 relevant Valuation Dates, with each Valuation Date determining 1/20th of such payment.

In addition, the Valuation Dates and Final Stock Price may be adjusted for Market Disruption Events and other circumstances as set forth in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

If a Make-Whole Event does not occur and the notes have not been previously converted for cash:

The following table and hypothetical examples illustrate how the payment at maturity, excluding accrued but unpaid interest, is calculated if no Make-Whole Event occurs prior to August 1, 2022 and the notes have not been previously converted for cash early.

Final Stock Price on each Valuation Date	Percentage Change from Initial Reference Price to Final Stock Price	Sum of Alternative Settlement Amounts	Final Payment at Maturity
$969.00	90.00%	$1,551.02	$1,551.02
$918.00	80.00%	$1,469.39	$1,469.39
$867.00	70.00%	$1,387.76	$1,387.76
$816.00	60.00%	$1,306.12	$1,306.12
$765.00	50.00%	$1,224.49	$1,224.49
$714.00	40.00%	$1,142.86	$1,142.86
$663.00	30.00%	$1.061.22	$1.061.22
$624.75	22.50%(1)	$1,000.00	$1,000.00
$586.50	15.00%	$938.78	$1,000.00
$561.00	10.00%	$897.96	$1,000.00
$535.50	5.00%	$857.14	$1,000.00
$510.00	0.00%	$816.33	$1,000.00
$459.00	-10.00%	$734.69	$1,000.00(2)
$408.00	-20.00%	$653.06	$1,000.00
$357.00	-30.00%	$571.43	$1,000.00
$306.00	-40.00%	$489.80	$1,000.00
$255.00	-50.00%	$408.16	$1,000.00
$204.00	-60.00%	$326.53	$1,000.00
$153.00	-70.00%	$244.90	$1,000.00
$102.00	-80.00%	$163.27	$1,000.00
$51.00	-90.00%	$81.63	$1,000.00
$0.00	-100.00%	$0.00	$1,000.00

(1) As set forth above, the payment at maturity will only exceed the principal amount if the average of the Final Stock Price for the relevant Valuation Dates exceeds the Threshold Price.

(2) As set forth above, the payment at maturity cannot be less than the principal amount.

Example 1: The price of the Underlying Stock increases 10% from the Initial Reference Price of $510.00 to the Final Stock Price of $561.00 on each Valuation Date. Because the Final Stock Price is $561.00 on each Valuation Date, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each Valuation Date	= the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date
= the greater of (i) $50 and (ii) $50 x ($561.00 / $624.75)
= the greater of (i) $50 and (ii) $44.8980

Because the Alternative Settlement Amount for each Valuation Date is less than $50, the Daily Value for each Valuation Date is $50. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment at maturity	= $50 x 20
= $1,000

Thus, the payment at maturity will be only $1,000 per $1,000 in principal amount of the notes, even though the price of the Underlying Stock has increased 10% from the Initial Reference Price to the Final Stock Price.

Example 2: The price of the Underlying Stock decreases 20% from the Initial Reference Price of $510.00 to the Final Stock Price of $408.00 on each Valuation Date. Because the Final Stock Price is $408.00 on each Valuation Date, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each Valuation Date	= the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date
= the greater of (i) $50 and (ii) $50 x ($408.00 / $624.75)
= the greater of (i) $50 and (ii) $32.6531

Because the Alternative Settlement Amount for each Valuation Date is less than $50, the Daily Value for each Valuation Date is $50. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment at maturity	= $50 x 20
= $1,000

Thus, the payment at maturity will be $1,000 per $1,000 in principal amount of the notes, even though the value of the Underlying Stock has decreased.

Example 3: The price of the Underlying Stock increases 80% from the Initial Reference Price of $510.00 to the Final Stock Price of $918.00 on each Valuation Date. Because the Final Stock Price is $918.00 on each Valuation Date, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each Valuation Date	= the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date
= the greater of (i) $50 and (ii) $50 x ($918.00 / $624.75)
= the greater of (i) $50 and (ii) $73.4694

Because the Alternative Settlement Amount for each Valuation Date is greater than $50, the Daily Value for each Valuation Date is $73.4694. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment at maturity	= $73.4694 x 20
= $1,469.39

Thus, the payment at maturity will be $1,469.39 per $1,000 in principal amount of the notes, even though the price of the Underlying Stock has increased 80% from the Initial Reference Price to the Final Stock Price.

Example 4: The price of the Underlying Stock increases from the Initial Reference Price of $510.00 to a Final Stock Price of $918.00 on the first ten Valuation Dates and then decreases from $918.00 to a Final Stock Price of $408.00 on the remaining ten Valuation Dates. Because the Final Stock Price is $918.00 on the first ten Valuation Dates and $408.00 on the remaining ten Valuation Dates, the Daily Value for each Valuation Date is calculated as follows:

Daily Value for each of the first ten Valuation Dates	= the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date
= the greater of (i) $50 and (ii) $50 x ($918.00 / $624.75)
= the greater of (i) $50 and (ii) $73.4694
Daily Value for each of the remaining ten Valuation Dates	= the greater of (i) $50 and (ii) the Alternative Settlement Amount for that Valuation Date
= the greater of (i) $50 and (ii) $50 x ($408.00 / $624.75)
= the greater of (i) $50 and (ii) $32.6531

Because the Alternative Settlement Amount for each of the first ten Valuation Dates with a Final Stock Price of $918.00 is greater than $50, the Daily Value for each of those Valuation Dates is $73.4694. Because the Alternative Settlement Amount for each of the remaining ten Valuation Dates with a Final Stock Price of $408.00 is less than $50, the Daily Value for each of those Valuation Dates is $50. The sum of the Daily Values for the first ten Valuation Dates with a Final Stock Price of $918.00 is $734.6936, and the sum of the Daily Values for the ten Valuation Dates with a Final Stock Price of $408.00 is $500. Consequently, the payment at maturity, which will be equal to the sum of the Daily Values for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment at maturity	= ($73.4694 x 10) + ($50 x 10)
= $1,234.69

Thus, the payment at maturity will be $1,234.69 per $1,000 in principal amount of the notes, even though the price of the Underlying Stock appreciated by 80% from the Initial Reference Price to the Final Stock Price for ten of the Valuation Dates.

If the notes have been previously converted for cash early:

The following hypothetical examples illustrate how the payment upon optional early cash conversion, which excludes accrued but unpaid interest, is calculated.

Example 1: The price of the Underlying Stock increases 10% from the Initial Reference Price of $510.00 to the Final Stock Price of $561.00 on each Valuation Date. The Alternative Settlement Amounts for each Valuation Date is calculated as follows:

Alternative Settlement Amounts for each Valuation Date	= $50 x ($561.00 / $624.75)
= $44.8980

The payment upon optional early cash conversion, which will be equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment upon optional early cash conversion	= $44.8980 x 20
= $897.96

Thus, the payment upon optional early cash conversion will be only $897.96 per $1,000 in principal amount of the notes, even though the price of the Underlying Stock has increased 10% from the Initial Reference Price to the Final Stock Price.

Example 2: The price of the Underlying Stock decreases 20% from the Initial Reference Price of $510.00 to the Final Stock Price of $408.00 on each Valuation Date. The Alternative Settlement Amounts for each Valuation Date is calculated as follows:

Alternative Settlement Amounts for each Valuation Date	= $50 x ($408.00 / $624.75)
= $32.6531

The payment upon optional early cash conversion, which will be equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment upon optional early cash conversion	= $32.6531 x 20
= $653.06

Thus, the payment upon optional early cash conversion will be only $653.06 per $1,000 in principal amount of the notes, even though the price of the Underlying Stock has only decreased 20% from the Initial Reference Price to the Final Stock Price.

Example 3: The price of the Underlying Stock increases 80% from the Initial Reference Price of $510.00 to the Final Stock Price of $918.00 on each Valuation Date. The Alternative Settlement Amounts for each Valuation Date is calculated as follows:

Alternative Settlement Amounts for each Valuation Date	= $50 x ($918.00 / $624.75)
= $73.4694

The payment upon optional early cash conversion, which will be equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment upon optional early cash conversion	= $73.4694 x 20
= $1,469.39

Thus, the payment upon optional early cash conversion will be $1,469.39 per $1,000 in principal amount of the notes, even though the price of the Underlying Stock has increased 80% from the Initial Reference Price to the Final Stock Price.

Example 4: The price of the Underlying Stock increases from the Initial Reference Price of $510.00 to a Final Stock Price of $918.00 on the first ten Valuation Dates and then decreases from $918.00 to a Final Stock Price of $408.00 on the remaining ten Valuation Dates. The Alternative Settlement Amounts for each Valuation Date is calculated as follows:

Alternative Settlement Amounts for each of the first ten Valuation Dates	= $50 x ($918.00 / $624.75)
= $73.4694
Alternative Settlement Amounts for each of the remaining ten Valuation Dates	= $50 x ($408.00 / $624.75)
= $32.6531

The sum of the Alternative Settlement Amounts for the ten Valuation Dates with a Final Stock Price of $918.00 is $734.6936, and the sum of the Alternative Settlement Amounts for the ten Valuation Dates with a Final Stock Price of $408.00 is $326.5304. Consequently, the payment upon optional early cash conversion, which will be equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates, is calculated as follows:

Payment upon optional early cash conversion	= ($73.4694 x 10) + ($32.6531 x 10)
= $1,061.22

Thus, the payment upon optional early cash conversion will be $1,061.22 per $1,000 in principal amount of the notes, even though the Underlying Stock has appreciated by 80% from the Initial Reference Price to the Final Stock Price for ten of the Valuation Dates.

If a Make-Whole Event occurs:

The following hypothetical example illustrates how the Make-Whole Payment is calculated if a Make-Whole Event occurs on or after the issue date and prior to August 1, 2022. You will not receive any Make-Whole Payment if the average of the Final Stock Prices on the 20 relevant Valuation Dates is equal to or less than the Threshold Price and the number of Additional Shares is zero. The Applicable Price and Additional Shares below are hypothetical and for illustrative purposes only. The actual Applicable Price will be determined after a Make-Whole Event occurs, and the Additional Shares will be determined by reference to the make-whole table as set forth below under “Description of the Notes—Make-Whole Event,” which will be determined after the fifth consecutive trading day immediately following the pricing date.

Example: A Make-Whole Event occurs on September 1, 2021. The Applicable Price for the Make-Whole Event is $550.00 and the Additional Shares, determined by reference to the make-whole table below, are one share. The price of the Underlying Stock increases 10% from the Initial Reference Price of $510.00 to the Final Stock Price of $561.00 on each Valuation Date. Because a Make-Whole Event occurs prior to August 1, 2022, you will receive on the Make-Whole Payment Date a cash payment per $1,000 in principal amount of the notes equal to (a) the Make-Whole Event Intrinsic Value, which is the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates minus the principal amount of $1,000 plus (b) the product of (i) the number of Additional Shares and (ii) the Applicable Price.

Because the Final Stock Price is $561.00 on each Valuation Date, the Alternative Settlement Amount for each Valuation Date is calculated as follows:

Alternative Settlement Amount for each Valuation Date	= $50 x ($561.00 / $624.75)
= $44.8980

Because the sum of the Alternative Settlement Amounts is $897.96, which is less than the principal amount of $1,000, the Make-Whole Event Intrinsic Value is $0 and the Make-Whole Payment is $550.00 per $1,000 in principal amount of the notes, calculated using the Applicable Price of $550.00 and assuming the number of Additional Shares determined by reference to the make-whole table below is one share.

Make-Whole Event Intrinsic Value	= the greater of (i) $0 and (ii) (20 x $44.8980) – $1,000
= $0

Make-Whole Payment	= Make-Whole Event Intrinsic Value + (Additional Shares x Applicable Price)
= $0 + (1 x $550.00)
= $550.00

As a result, you will receive on the Make-Whole Payment Date a cash payment of $550.00 per $1,000 in principal amount of the notes as the Make-Whole Payment. For the avoidance of doubt, you will also receive at maturity a cash payment of $1,000 per $1,000 in principal amount of the notes and any accrued but unpaid interest.

risk factors

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below and in the accompanying product supplement, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

The notes may pay less than the principal amount plus interest payments. If a Make-Whole Event occurs as described in this document, you will receive on the Make-Whole Payment Date a cash payment calculated based on the Final Stock Price of the Underlying Stock over 20 relevant Valuation Dates and the number of Additional Shares that is designed to approximate some of the lost value of your notes as a result of that event. If you hold the notes to maturity and do not exercise the option to convert your notes for cash early, a Make-Whole Event does not occur and the Final Stock Price on each Valuation Date is less than or equal to the Threshold Price, you will receive no more than the principal amount of your notes, in addition to any accrued but unpaid interest. You will not otherwise be compensated for any loss in value due to inflation and other factors relating to the value of money over time. However, as set forth in this pricing supplement, you will lose some or all of your principal amount if you convert your notes for cash early and the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price.

Your return on the notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

You will not participate in the full appreciation of the Underlying Stock. If a Make-Whole Event occurs as described in this document, you will receive on the Make-Whole Payment Date a cash payment calculated based on the Final Stock Price of the Underlying Stock over 20 relevant Valuation Dates and the number of Additional Shares that is designed to approximate some of the lost value of your notes as a result of such event. Following the occurrence of a Make-Whole Event, you will not participate in any appreciation of the Underlying Stock prior to maturity, which may be significant. Even if a Make-Whole Event does not occur and the Final Stock Price on one or more Valuation Dates is greater than the Threshold Price, the payment on the notes at maturity or upon an optional early cash conversion in respect of any Valuation Date will reflect only appreciation of the Underlying Stock on that Valuation Date in excess of the Threshold Price. For example, based on the Threshold Price of 122.5% of the Initial Reference Price and assuming an Initial Reference Price of $510.00, if the applicable Final Price for all of the Valuation Dates were equal to 153.125% of the Initial Reference Price, or $780.9375, the payment on the notes would be only $1,250 per $1,000 in principal amount of the notes, for a return of 25%, even though the Underlying Stock appreciated 53.125% from the Initial Reference Price. In addition, because the payment upon an optional early cash conversion on any Valuation Date will equal the Alternative Settlement Amount for that Valuation Date instead of the greater of $50 and that Alternative Settlement Amount, the payment that you receive if you elect to convert your notes for cash early will be less than the comparable payment you would have received had you held your notes to maturity (assuming, for these purposes, that the Valuation Dates were the same for an optional early cash conversion as they were for notes held to maturity) if the Final Stock Price is below the Threshold Price on any of the 20 relevant Valuation Dates.

In contrast, a direct investment in the Underlying Stock would allow you to receive the benefit of any appreciation in its value. Thus, any return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or distributions made on them.

The notes may be sold at a public offering price that represents a premium to their principal amount, which would result in a lower return on investment than would have applied if the public offering price were equal to the principal amount of the notes. The initial public offering price of the notes may be greater than the principal amount of the notes. If the notes are sold at a premium to their principal amount, your return on investment will be lower than the return that would have applied if the same notes were sold at a public offering price that is equal to their principal amount. For example, if the notes are not converted early, a Make-Whole Event does not occur prior to August 1, 2022, and the Final Stock Price of the Underlying Stock for each Valuation Date preceding the maturity date is less than the Threshold Price, your payment at maturity, for each $1,000 in principal amount of the notes, in addition to any accrued but unpaid interest, would be an amount in cash equal to the principal amount of such notes, but your initial investment would have been greater than the principal amount of such notes.

Upon the occurrence of a Make-Whole Event, the Make-Whole Payment may not adequately compensate you for any lost value of the notes as a result of that transaction. If a Make-Whole Event occurs on or after the issue date of the notes and prior to August 1, 2022, you will receive on the Make-Whole Payment Date a cash payment per $1,000 in principal amount of the notes equal to the Make-Whole Event Intrinsic Value plus the product of the number of Additional Shares and the Applicable Price. The number of Additional Shares will be determined based on the Effective Date (as defined below) of the Make-Whole Event and the Applicable Price, which is the consideration paid (or deemed to be paid) per share of the Underlying Stock in that transaction. The Make-Whole Payment may not adequately compensate you for any lost value of your notes as a result of that transaction. In addition, if the consideration paid (or deemed paid) per share of the Underlying Stock in the transaction (a) is greater than the highest Applicable Price that will be set forth in the make-whole table set forth below or (b) less than the Initial Reference Price, then the number of Additional Shares will be zero. In addition, our payment obligation with respect to the Additional Shares could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies under applicable law.

If you convert your notes for cash early, you will lose some or all of the principal amount of your notes unless the average of the Final Stock Prices on the relevant Valuation Dates exceeds or equals the Threshold Price. If you elect to convert your notes for cash early, the payment that you receive on the Optional Early Cash Conversion Payment Date will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates. As a result, if you elect to convert your notes for cash early, and if the average of the Final Stock Prices on the relevant Valuation Dates is less than the Threshold Price, the sum of the Alternative Settlement Amounts will be less than $1,000 per $1,000 principal amount of the notes, and the payment that you receive on the Optional Early Cash Conversion Payment Date will be less than the principal amount. Accordingly, you may lose some or all of your principal amount upon an optional early cash conversion. Assuming a Threshold Price of 122.5% of the Initial Reference Price, the average of the Final Stock Prices of the Underlying Stock on the relevant Valuation Dates will need to appreciate by at least 22.5% from the Initial Reference Price in order for you to receive at least your principal amount upon optional early cash conversion. In addition, because the payment upon an optional early cash conversion on any Valuation Date will equal the Alternative Settlement Amount for that Valuation Date instead of the greater of $50 and that Alternative Settlement Amount, the payment that you receive if you elect to convert your notes for cash early will be less than the comparable payment you would have received had you held your notes to maturity (assuming, for these purposes, that the Valuation Dates were the same for an optional early cash conversion as they were for notes held to maturity) if the Final Stock Price is below the Threshold Price on any of the 20 relevant Valuation Dates. Furthermore, you will not receive any further interest payments after the applicable Early Cash Conversion Date or any separate payment for any accrued and unpaid interest through the applicable Early Cash Conversion Date.

Because your request that to convert your notes early is irrevocable, you will be subject to market risk if the market for the Underlying Stock fluctuates after we receive your request.

Upon any Optional Early Cash Conversion of the notes, you may receive less cash than expected because the VWAP of the Underlying Stock may decline after you exercise your early cash conversion right but before we settle our cash conversion obligation. If you elect to convert your notes for cash early, you will be exposed to fluctuations in the VWAP of the Underlying Stock during the period from the date you surrender your notes for cash conversion until the Optional Early Cash Conversion Payment Date. Upon any optional early cash conversion, the amount of cash that you will receive will be determined by reference to the VWAP of one share of the Underlying Stock over a period of 20 Valuation Dates beginning on, and including, the trading day immediately following the Early Cash Conversion Date. Accordingly, if the VWAP of the Underlying Stock decreases during this period, the amount of cash you receive will be adversely affected, and you may lose some or all of your principal amount.

The table of Additional Shares will not be determined until after the fifth consecutive trading day immediately following the pricing date. The Make-Whole Payment you will receive, if any, following a Make-Whole Event that occurs prior to August 1, 2022 will depend on a number of Additional Shares, if any, that is determined by reference referencing the Effective Date of the Make-Whole Event and the Applicable Price. That table will be determined by the calculation agent using its own option pricing models and inputs to the model relating to the Underlying Stock, including volatility. You may not agree with the calculation of the Additional Shares, or the inputs necessary for that calculation, which will affect your Make-Whole Payment, if any, or the value of the notes. We intend to inform you of the table of Additional Shares, including by filing an amendment to this pricing supplement promptly following the determination of that table. You will not have rights to obtain any information from us or the calculation agent, including the volatility input or any option pricing model, nor will you have any rights to cause us to repurchase the notes following the determination of the Additional Shares.

The Initial Reference Price and Threshold Price will not be determined until after the fifth consecutive trading day immediately following the pricing date. Because the Initial Reference Price will be the arithmetic average of the VWAPs of one share of the Underlying Stock over the five consecutive trading days immediately following the pricing date, the Initial Reference Price will not be determined until after that fifth consecutive trading day. Accordingly, you will not know the Initial Reference Price or the Threshold Price until after the pricing date. The VWAP of one share of the Underlying Stock may increase or decrease during the five consecutive trading day period immediately following the pricing date, and there is no assurance that the Initial Reference Price will be similar to, less than or greater than the VWAP of one share of the Underlying Stock on the pricing date. In addition, we expect to hedge our obligations under the notes in connection with the sale of the notes, including by purchasing shares of the Underlying Stock and/or entering into derivatives linked to the Underlying Stock during that five consecutive trading day period. Your return on the notes may be adversely affected by any increase in the VWAP of one share of the Underlying Stock during this five consecutive trading day period, which would result in a higher Initial Reference Price and a higher Threshold Price for the notes.

You will only be able to convert your notes for cash under limited circumstances prior to maturity. On any business day during the ten scheduled trading days immediately following each interest payment date that falls before the maturity date, you may convert your notes for cash only if specified conditions are met, as set forth below under “Description of the Notes—Optional Early Cash Conversion.” If the specific conditions for early cash conversion are not met, you will not be able to convert your notes for cash early, and you may not be able to receive the amount of cash into which the notes would otherwise be convertible. The calculation agent will have the sole authority to determine whether the conditions have been satisfied.

You will not receive the payment upon any early cash conversion until the Optional Early Cash Conversion Payment Date, even though you must surrender your notes for early cash conversion in advance. Under the notes, if you elect to convert your notes for cash early, you will receive your early cash conversion payment on the Optional Early Cash Conversion Payment Date, which is the second business day immediately following the period of 20 Valuation Dates following the relevant Early Cash Conversion Date. Because of the timing requirements of an early cash conversion, our required payment will result in your receipt of the required payment after a longer period than a typical sale and settlement in the secondary market.

The Alternative Settlement Amount is linked to the VWAP of one share of the Underlying Stock. The Alternative Settlement Amount for each Valuation Date is calculated by reference to the VWAP of one share the Underlying Stock on that Valuation Date and not by reference to the closing price of one share of the Underlying Stock on that Valuation Date. The closing price of one share of the Underlying Stock may vary significantly from its VWAP. Accordingly, if the VWAP of one share of the Underlying Stock is less than its closing price on the relevant Valuation Date and if the Make-Whole Payment or your payment at maturity is based on the Alternative Settlement Amount in respect of any Valuation Date, or in the case of any payment upon an optional early cash conversion, that payment will be less than it would have been if the Alternative Settlement Amount were calculated by reference to the closing price of the Underlying Stock on the relevant Valuation Date.

Payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. All payments on the notes will be fully and unconditionally guaranteed by the Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the notes will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the notes on the applicable payment dates, regardless of how the Underlying Stock performs. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time during the term of the notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the price of the Underlying Stock, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of BAC and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by BAC. As a finance subsidiary, to meet our obligations under the notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from BAC and/or its other subsidiaries. Therefore, our ability to make payments on the notes may be limited. In addition, we will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by BAC, and that guarantee will rank equally with all other unsecured senior obligations of BAC.

The public offering price you pay for the notes will exceed the initial estimated value. The range of estimated values of the notes that is provided in this preliminary pricing supplement, and the estimated value of the notes as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the pricing date will vary based on many factors that cannot be predicted with accuracy, including our and the Guarantor’s creditworthiness and changes in market conditions.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlying Stock, the Guarantor’s internal funding rate, and the inclusion in the public offering price of the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on the Guarantor’s financial performance and other factors, including changes in the price of the Underlying Stock. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the notes. Any price at which BofAS may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time BofAS were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

Trading and hedging activities by us, the Guarantor and any of our other affiliates may affect your return on the notes and their market value. We, the Guarantor and our other affiliates, including BofAS, may buy or sell shares of the Underlying Stock, or futures or options contracts on those securities, or other listed or over-the-counter derivative instruments linked to the Underlying Stock. We, the Guarantor and any of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could affect the prices of the Underlying Stock in a manner that could be adverse to your investment in the notes. On or before the period in which the Initial Reference Price is determined, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf (including for the purpose of hedging anticipated exposures), may affect the price of the Underlying Stock. Consequently, the price of the Underlying Stock may change after the Initial Reference Price is determined, adversely affecting the market value of the notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, may also have engaged in hedging activities that could have affected the price of the Underlying Stock during the five trading day period in which Initial Reference Price was determined. In addition, these activities may decrease the market value of your notes prior to maturity, and may affect the amounts to be paid on the notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the notes and may hold or resell the notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the price of the Underlying Stock, the market value of your notes prior to maturity or the amounts payable on the notes.

Our trading, hedging and other business activities may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including BofAS, may engage in trading activities related to the Underlying Stock that are not for your account or on your behalf. Our affiliate currently has significant long exposure to the Underlying Stock. We, the Guarantor or one or more of our other affiliates, including BofAS, also may issue or underwrite other financial instruments with returns based upon the Underlying Stock. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the prices of the Underlying Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor or our other affiliates, including BofAS, also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the notes offered hereby. We may enter into such hedging arrangements with one of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the Underlying Stock. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, receive for the sale of the notes, which creates an additional incentive to sell the notes to you

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will make a variety of determinations relating to the notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination of the Initial Reference Price and Threshold Price, whether a Market Disruption Event (as defined in the product supplement) has occurred, or in connection with judgments that it would be required to make if certain corporate events occur as to the Underlying Stock. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

The Initial Reference Price will equal the arithmetic average of the VWAPs of one share of the Underlying Stock over the five consecutive trading days immediately following the pricing date, as determined in the sole discretion of the calculation agent. Although the calculation agent will make all determinations and will take all actions in relation to establishing the Initial Reference Price and, in turn, the Threshold Price, in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Reference Price and, in turn, the Threshold Price, that might affect the value of your notes.

The anti-dilution adjustments for the Underlying will be limited. The calculation agent may adjust the Price Multiplier for the Underlying Stock and other terms of the notes to reflect certain corporate actions, as described in this document and in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the Underlying Stock, and will have broad discretion to determine whether and to what extent an adjustment is required.

*    *    *

Investors in the notes should review the additional risk factors set forth beginning on page PS-5 of the accompanying product supplement No. STOCK-1 dated January 8, 2020, page S-5 of the accompanying prospectus supplement dated December 31, 2019 and page 7 of the accompanying prospectus dated December 31, 2019 prior to making an investment decision.

DESCRIPTION OF THE NOTES

General

The notes will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series A” issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

Our payment obligations on the notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank equally with all other unsecured senior obligations of the Guarantor. All payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of BAC, as guarantor.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of $1,000. You may transfer the notes only in minimum amounts of $1,000 and whole multiples of $1,000 in excess of $1,000.

If any scheduled payment date for the notes is not a business day, then that payment date will be the next succeeding business day following the scheduled payment date, and no additional interest will be payable as a result of that postponement.

The specific terms of the notes are set forth under the heading “Summary” in this pricing supplement and in this section.

Interest Calculation

Each interest payment on the notes will be calculated as follows:

$1,000 × interest rate × (number of days in the interest period / 360),

Where the number of days in each interest period will be calculated on the basis of a year of 360 days with 12 months of 30 days each and where an “interest period” is (a) the period beginning on, and including, the original issue date and ending on, but excluding, the first interest payment date and (b) each successive period beginning on, and including, an interest payment date and ending on, but excluding, the next succeeding interest payment date.

For book-entry only notes, the record date for interest payments will be one business day in New York, New York prior to the interest payment date. if notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment date, whether or not such record date is a business day.

Optional Early Cash Conversion

You may convert for cash all or any portion of your notes early during the ten scheduled trading days immediately following each interest payment date that falls before the maturity date, but prior to 4:00 p.m., New York City time, on such tenth scheduled trading day, subject to the procedures and terms set forth below, and only if the conditions set forth below are satisfied.

The notes may be converted for cash early only if (i) a Make-Whole Event (as defined below) has not occurred prior to the Early Cash Conversion Date, and (ii) the product of the Price Multiplier and the Closing Market Price of the Underlying Stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days immediately preceding the related interest payment date is greater than or equal to 100% of the Initial Reference Price. The calculation agent will be solely responsible for determining whether these conditions have been satisfied.

Any Early Cash Conversion Notice (as defined below) delivered in accordance with the procedures and terms set forth below will be irrevocable. To convert your notes for cash early, you must take the following steps:

•	send a notice of optional early cash conversion, substantially in the form attached as Annex A to this pricing supplement (an “Early Cash Conversion Notice”), to us via email at the address and with the subject line set forth in Annex A as the subject line; and
•	deliver, or cause the delivery of, the notes to be converted for cash early to us concurrently with the delivery of the Early Cash Conversion Notice.

If we receive your Early Cash Conversion Notice, together with the notes to be converted for cash, at or after 4:00 p.m., New York City time, on any business day or on a day that is not a business day, that Early Cash Conversion Notice will be deemed to have been given, and/or that delivery will be deemed to have been made, as applicable, on the immediately following business day, as long as that immediately following business day falls within the ten scheduled trading days immediately following the applicable interest payment date as set forth above. If you do not deliver an Early Cash Conversion Notice prior to 4:00 p.m., New York City time, on the tenth scheduled trading day immediately following the applicable interest payment date, together with the notes to be converted for cash, in accordance with the above procedures, then your Early Cash Conversion Notice will not be effective, and we will not convert your notes for cash early. Once validly given, an Early Cash Conversion Notice may not be revoked. If you send an Early Cash Conversion Notice and the calculation agent determines that the conditions required for conversion have not been satisfied, we or one of our affiliates will so notify you, and your Early Cash Conversion Notice shall be deemed null and void.

The date on which a holder satisfies the requirements for early cash conversion as specified above will be the “Early Cash Conversion Date” for all purposes under the notes. Upon an early cash conversion of notes, the relevant holder will no longer be a holder of record of the notes surrendered for cash conversion as of the relevant Early Cash Conversion Date.

Your payment upon optional early cash conversion, for each $1,000 in principal amount of the notes, will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates and will be paid on the Optional Early Cash Conversion Payment Date, which will be the second business day immediately following the relevant final Valuation Date.

Upon an early cash conversion of notes, the converting holder will not receive any separate cash payment for accrued and unpaid interest. Our payment of the full amount due upon the early cash conversion will be deemed to satisfy in full our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the relevant Early Cash Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Early Cash Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of an Early Cash Conversion Notice and the timing of receipt of an Early Cash Conversion Notice or as to whether and when the required deliveries have been made. Questions about the optional early cash conversion requirements should be directed to the calculation agent at 646-855-6775.

Make-Whole Event

If a Make-Whole Event occurs on or after the settlement date of the notes and prior to August 1, 2022, you will receive on the Make-Whole Payment Date a cash payment per $1,000 in principal amount of the notes equal to (a) the Make-Whole Event Intrinsic Value plus (b) the product of (i) the number of Additional Shares and (ii) the Applicable Price.

As determined by the calculation agent in its sole discretion, a “Make-Whole Event” will occur if:

(i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of the Underlying Company’s Voting Stock (as defined below) representing 50% or more of the total voting power of all outstanding classes of the Underlying Company’s Voting Stock,

(ii) the Underlying Company consolidates with, enters into a binding share exchange with, or merges with or into, another person or the Underlying Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, or any person consolidates with, or merges with or into, the Underlying Company, in any such event, other than any transaction:

(a) pursuant to which the persons that Beneficially Owned, directly or indirectly, the shares of the Underlying Company’s Voting Stock immediately prior to such transaction Beneficially Own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, shares of the Underlying Company’s Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee person, or of the parent entity of such surviving or transferee person, and such persons’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction; or

(b) which is effected solely to change the jurisdiction of incorporation of the Underlying Company and results in a reclassification, conversion or exchange of outstanding shares of the common stock solely into shares of common stock of the surviving entity, or

(iii) the holders of the Underlying Company’s Capital Stock (as defined below) approve any plan or proposal for the liquidation or dissolution of the Underlying Company.

Notwithstanding the foregoing, a Make-Whole Event will not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares of the Underlying Stock and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a Make-Whole Event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on the New York Stock Exchange or the Nasdaq Stock Market (or any of their respective successors), or will be so traded immediately following such transaction.

For any Make-Whole Event, “Additional Shares” means a number of shares of the Underlying Stock determined by the calculation agent by reference to the table below based on the Effective Date of, and the Applicable Price for, such Make-Whole Event. The make-whole table below will be determined by the calculation agent after the fifth consecutive trading day immediately following the pricing date, and will be made available to any bona fide holder of the notes upon request to the calculation agent. The calculation agent will calculate the number of Additional Shares using its own option pricing models and inputs to the model relating to the Underlying Stock, including volatility.  You may not agree with the calculation of the Additional Shares, or the inputs necessary for that calculation.  You will not have rights to obtain any information from us or the calculation agent, including the volatility input or any option pricing model, nor will you have any rights to cause us to repurchase the notes following the determination of the Additional Shares.

The number of Additional Shares may be adjusted by the calculation agent to reflect certain corporate actions. See “—Additional Anti-Dilution Adjustments” below and “Description of the Notes—Anti-Dilution Adjustments” in the accompanying product supplement.

Effective Date	Applicable Prices
	$ [To be the Initial Reference Price]	$	$	$ [To be the Threshold Price]	$	$	$	$	$
January ,

2020
September 1, 2020
September 1, 2021
August 1, 2022

If the exact Applicable Price and/or Effective Date are not set forth in the table above, then:

•	if the actual Applicable Price is between two Applicable Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Applicable Prices and/or the earlier and later Effective Dates in the table, based on a 365-day year, as applicable; and
•	if the actual Applicable Price is equal to or in excess of $ per share or equal to or less than the Initial Reference Price, the Additional Shares will be zero in connection with the relevant Make-Whole Event.

The “Board of Directors” means, for purposes of a Make-Whole Event the board of directors of the Underlying Company.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Underlying Company.

The “Effective Date” means the date on which a Make-Whole Event becomes effective. For the avoidance of doubt, a Make-Whole Event will be deemed to occur on the Effective Date.

“Voting Stock” means Capital Stock entitled to vote generally in elections of directors, or having the power, directly or indirectly, to elect a majority of the members of the Board of Directors.

To the extent a Make-Whole Event also constitutes a Reorganization Event, the adjustments and portion of the accompanying product supplement will also apply as determined by us.

Payment at Maturity

If a Make-Whole Event occurs on or after the issue date of the notes and prior to August 1, 2022, you will receive on the maturity date a cash payment equal to the principal amount of the notes plus any accrued but unpaid interest.

If a Make-Whole Event does not occur prior to August 1, 2022, and the notes have not been previously converted for cash early, you will receive on the maturity date a cash payment per $1,000 in principal amount of the notes equal to the sum of the Daily Values for each of the 20 relevant Valuation Dates plus any accrued but unpaid interest, as described in more detail above.

The “VWAP” of one share of the Underlying Stock (or one unit of any other security for which a VWAP must be determined) on any relevant trading day means the per share volume-weighted average price of the Underlying Stock (or such other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg page CHTR Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg page for any other such security) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day, without regard to after-hours trading or any trading outside the regular trading session, or, if such volume-weighted average price is unavailable, the market value of one share of the Underlying Stock (or such other security) on such trading day as determined by the calculation agent in good faith in a commercially reasonable manner, using a volume-weighted average price method, if practicable, in each case, multiplied by the then-current Price Multiplier, subject to the provisions set forth in the section

“Description of the Notes—Reorganization Events” in the accompanying product supplement and as set forth below.

Additional Anti-Dilution Adjustments

The following provisions will apply to the notes in addition to those set forth under “Description of the Notes—Anti-Dilution Adjustments” in the accompanying product supplement:

Cash Dividends or Distributions

If the Underlying Company pays a dividend or makes a distribution consisting exclusively of cash to all or substantially all holders of shares of the Underlying Stock (other than (i) any dividend or distribution in connection with liquidation, dissolution or winding up of the Underlying Company or (ii) any Ordinary Dividend (as defined below) on the Underlying Stock that does not exceed the Base Dividend (as defined below)), then, once the dividend or distribution has become effective and the shares of the Underlying Stock are trading ex-dividend, the Price Multiplier will be adjusted so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier, and
•	a fraction, the numerator of which is the average of the Closing Market Prices of the Underlying Stock over the 10 consecutive trading days ending on, and including, the trading day immediately preceding the ex-dividend date for the distribution (the “Ex-Dividend Average Closing Market Price”) and the denominator of which is the amount by which the Ex-Dividend Average Closing Market Price exceeds the aggregate amount in cash per share of the Underlying Stock distributed in that cash dividend or distribution in excess of the Base Dividend.

The Base Dividend is subject to adjustment in a manner inversely proportional to adjustments to the Price Multiplier; provided that no adjustment will be made to the Base Dividend for any adjustment to the Price Multiplier under this subsection.

The “Ordinary Dividend” means the regular quarterly cash dividend per one share of the Underlying Stock paid by the Underlying Company.

The “Base Dividend” means $0.00 for all dividends.

Events of Default and Acceleration

If an Event of Default, as defined in the senior indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “— Summary—Payment at Maturity,” calculated as though the 20 Valuation Dates are the 20 scheduled trading days ending on the third trading day prior to the date of acceleration. We will also pay accrued and unpaid interest on the notes. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

THE UNDERLYING STOCK

We have derived the following information from publicly available documents. None of us, the Guarantor, BofAS or any of our other affiliates has independently verified the accuracy or completeness of the following information.

Because the Underlying Stock is registered under the Exchange Act, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov.

This document relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, the Guarantor, BofAS or any of our other affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, the Guarantor, BofAS or any of our other affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

Charter Communications, Inc.

According to publicly available information, the Underlying Company is a cable operator and broadband communications services company providing video, Internet and voice services to residential and small and medium business customers. According to such information, the Underlying Company also provides mobile service to residential customers and sells video and online advertising inventory to local, regional and national advertising customers and fiber-delivered communications and managed information technology solutions to large enterprise customers, in addition to owning and operating regional sports networks and local, sports, news and community channels. The Class A Common Stock, $0.001 par value, of the Underlying Company is traded on the NASDAQ Global Select Market under the ticker symbol “CHTR.”

The following graph sets forth the historical performance of the VWAP of one share of the Underlying Stock based on the weekly historical VWAP of one share of the Underlying Stock from January 1, 2010 through January 17, 2020.

The following graph sets forth the historical performance of the closing price of one share of the Underlying Stock from January 1, 2010 through January 17, 2020.

Any payment on the notes is linked to the VWAP of one share of the Underlying Stock and not to the closing price of one share of the Underlying Stock. The VWAP of one share of the Underlying Stock is determined in a manner that is different from the closing price of one share of the Underlying Stock, and the VWAP of one share of the Underlying Stock will not necessarily correlate with the performance of the closing price of one share of the Underlying Stock. The closing price of one share of the Underlying Stock may vary significantly from the VWAP of one share of the Underlying Stock. Therefore, any payment on the notes may be different from, and may be significantly less than, the payment you would have received if that payment were determined by reference to the closing price of one share of the Underlying Stock.

We obtained the VWAPs and closing prices above from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The relevant amounts may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Underlying Stock has experienced significant fluctuations. The historical performance of the Underlying Stock should not be taken as an indication of future performance of the Underlying Stock, and no assurance can be given as to the future prices of the Underlying Stock.

Supplement to the Plan of Distribution; Role of BOFAS

and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. BofAS may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the (“Prospectus Directive”)) will be prepared in connection with these notes. Accordingly, these notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of these notes who subsequently sells any of these notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this document as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-15 above and “Supplemental Use of Proceeds” on page PS-16 of product supplement STOCK-1.

U.S. FEDERAL INCOME TAX SUMMARY

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes. This discussion applies only to initial investors in the notes who:

•	purchase the notes at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note is equal to its stated issue price indicated in the applicable pricing supplement

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the notes as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

In addition, we will not attempt to ascertain whether the issuer of the Underlying Stock is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If it were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below), upon the sale, exchange or retirement of a note.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Stock and consult your tax adviser regarding the possible consequences to you if the issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor any alternative minimum tax consequences, consequences to you if you are subject to special tax accounting rules under

Section 451(b) of the Code or consequences resulting from the Medicare tax on investment income. This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion replaces the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus in its entirety.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a person that, for U.S. federal income tax purposes, is beneficial owner of a note and is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Classification of the Notes. The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. The following discussion assumes such treatment.

Interest Accruals on the Notes. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), a U.S. Holder of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield as described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting for U.S. federal income tax purposes. Accordingly, because the comparable yield will be higher than the stated interest and the notes are expected to issue at a premium, a U.S. Holder generally will be required to include interest in income each year in excess of the stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period; and

•	the number of days during the accrual period that the U.S. Holder held the notes divided by the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement.

For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments thereto in respect of a note, unless the U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder receives actual payments with respect to a note that, in the aggregate, exceed the total amount of projected payments for that taxable year, (e.g., as a result of a Make-Whole Payment) the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to a note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the note for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will reduce the amount realized on a sale, exchange or retirement of the note. A net negative adjustment is not treated as a non-deductible miscellaneous itemized deduction under Section 67 of the Code.

Special rules will apply if the contingent payment on a note (i.e., the amount to be paid in respect of the performance of the Underlying Stock) becomes fixed due to a Make-Whole Event. If the contingent payment on a note becomes fixed more than six months prior to the date on which such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of those contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. A U.S Holder’s tax basis in the note and the character of any gain or loss on the sale or exchange of the note will also be affected. U.S. Holders should consult their tax advisors concerning the application of these special rules.

Sale, Exchange or Retirement of Notes. Generally, the sale, exchange or retirement of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on such a sale, exchange or retirement of a note will equal the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the note.

A U.S. Holder’s adjusted tax basis in a note generally will equal the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange or retirement of a note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note has been held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder that recognizes a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Upon the scheduled retirement of a note, for purposes of determining the “amount realized” on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due on that date (rather than the actual amount received). However, any difference between the actual amount received on the scheduled retirement and such projected amount will factor into the determination of the net positive or net negative adjustment for such year, as discussed above under “—Adjustments to Interest Accruals on the Notes.”

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the notes and the payment of proceeds from a sale or other disposition of the notes, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the notes and the payment of proceeds from a sale or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a person that, for U.S. federal income tax purposes, is a beneficial owner of a note and is:

•	an individual who is as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, payments (including original issue discount) with respect to a note, and gain recognized on the sale, exchange or other disposition of the note, should not be subject to U.S. federal income or withholding tax under current law, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of BAC stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to BAC through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8 on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should consider the U.S. federal estate tax implications of an investment in the notes. Assuming that the applicable treatment of the notes as set forth in “—Tax Consequences to U.S. Holders” is respected for U.S. federal estate tax purposes, the following U.S. federal estate tax consequences should result. Absent an applicable treaty exemption, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty and without regard to the discussion below concerning FATCA). Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

Possible Application of Section 871(m) of the Code

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) impose a withholding tax of 30% (or lower treaty rate applicable to dividends) on certain “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Subject to the discussion below concerning notes issued before January 1, 2023, a note linked to U.S. equities or indices that include U.S. equities (a “U.S. equity linked note”) will generally be subject to the Section 871(m) withholding regime if at issuance it (i) has a “delta” of 0.80 or higher with respect to the underlying U.S. equity or (ii) substantially replicates the economic performance of the underlying U.S. equity, as determined by a “substantial equivalence” test that, among other factors, takes into account the initial number of shares of the underlying U.S. equity needed to hedge the transaction fully. The tests described above are set forth in the regulations, and the applicable test will depend on the terms of the relevant U.S. equity linked notes. Under these rules, withholding may apply even where the relevant U.S. equity linked notes do not provide for any payment that is explicitly linked to a dividend. The calculations of “delta” are generally made at the "calculation date," which is the earlier of (i) the time of pricing of the note, i.e., when all material terms have been agreed on, and (ii) the issuance of the note.

Under a recent IRS notice, Section 871(m) will not apply to notes issued before January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. If the terms of a U.S. equity linked note are subject to a "significant modification," the U.S. equity linked note will generally be treated as reissued at the time of the significant modification.

Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to the Underlying Stock on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to the Underlying Stock, the notes should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section

871(m) is complex and its application may depend on the Non-U.S. Holder’s particular circumstances. For example, the application of Section 871(m) may be affected if a Non-U.S. Holder enters into another transaction in connection with the acquisition of a U.S. equity linked note. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the potential application of Section 871(m) to the notes in their particular circumstances.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange or other disposition of the notes. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. We will not be required to pay additional amounts with respect to any amount withheld.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividends (including dividend equivalents) or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to any payment of U.S.-source FDAP income and any payment of gross proceeds of the disposition (including upon retirement) of the notes. However, under proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending their finalization) no withholding under FATCA will apply to payments of gross proceeds from the disposition of the Preferred Stock. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the notes.

Annex A

FORM OF EARLY CASH CONVERSION NOTICE

To: Bank of America Corporation, BofA Finance LLC and BofA Securities, Inc.

Subject: Cash-Settled Equity Linked Notes due September 1, 2022 Linked to the Common Stock of Charter Communications, Inc., CUSIP No. 09709THH7

Ladies and Gentlemen:

The undersigned holder of BofA Finance LLC’s Medium-Term Notes, Series A, Cash-Settled Equity Linked Notes due September 1, 2022 Linked to the Class A Common Stock of Charter Communications, Inc., CUSIP No. 16117M107, fully and unconditionally guaranteed by Bank of America Corporation (the “notes”), hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, such holder’s early cash conversion right as of the Early Cash Conversion Date specified below as described in the product supplement STOCK-1 dated January 8, 2020, as supplemented by the pricing supplement dated January     , 2020 relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will, concurrently with the delivery of this Early Cash Conversion Notice, deliver, or cause the delivery of, the principal amount of the notes to be converted for cash early to you.

Very truly yours,

[NAME OF HOLDER]

Name:

Title:

Telephone:

Fax:

Email:

Principal amount of the notes surrendered for optional early cash conversion:

Applicable Early Cash Conversion Date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be converted for cash early unless all of the requirements specified in the Supplement are satisfied, as determined by the calculation agent. The undersigned acknowledges that the notice set forth herein is irrevocable.

Questions regarding the early cash conversion requirements of your notes should be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at 646-855-6775.

*Subject to adjustment as described in the Supplement.

A-1